Exhibit 3.1

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

AMBOW EDUCATION HOLDING LTD.

(Adopted By Special Resolutions Dated September 8, 2008)

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

AMBOW EDUCATION HOLDING LTD.

(Adopted by Special Resolutions Dated September 8, 2008)

1	The name of the Company is Ambow Education Holding Ltd.

2	The registered office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

3	The objects for which the Company is established are to carry on any trade or business or lawful activity and enter into any transactions whatever which can in the opinion of the Board of Directors be advantageously or conveniently carried on by the Company for which purpose the Company will have such power as are not prohibited by law; AND without prejudice to the generality of the foregoing:

3.1	to do, perform and execute any and all acts, deeds, documents and things and to undertake and carry on all kinds of financial, commercial and other operations which and individual of full legal age and capacity is and would be entitled to do, perform and execute; and to undertake or carry out any lawful transaction; and to take advantage of or exercise any right; power or privilege, and to assume any duty, obligation or liability, that an individual of full legal age and capacity is and would be entitled to undertake, carry out, take advantage of or exercise or assume.

3.2	to carry out all of its objects and to exercise and take advantage of all or any of its rights, power or privileges in any part of the world and either as principal, agent, contractor, trustee or otherwise, and by or through agents or otherwise, and either alone or jointly ( including jointly and severally), or in conjunction with others.

3.3	to borrow or raise money in such manner as the Company thinks fit, and in particular without restricting the generality of the foregoing by the issue of debentures or debenture stock (perpetual or otherwise) and to secure the repayment of any money borrowed, raised or owing by debenture, mortgage, charge or lien upon the whole or any part of the Company’s property or assets ( whether present or future) including its uncalled capital; and also by a similar debenture, mortgage, charge or lien to secure and guarantee the performance by the Company of any obligation, liability or guarantee it may undertake; and to redeem and pay off any such loan or security.

3.4	to draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, cheques, bills of landing, warrant, debentures and other negotiable or transferable instruments and to give guarantees.

3.5	to do all such other things as may be deemed incidental or conducive to the attainment of these objects or any of them.

The Company’s business is not restricted to the furtherance of the objects expressly mentioned in this clause. The Company has full power and authority to carry out any object not prohibited by the Companies Law or any other law of the Cayman Islands. The Company is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. In this Memorandum, each sub-clause must be construed independently of the other sub-clauses and none of the objects mentioned in any sub-clause are to be deemed to be merely subsidiary to or limited or restricted by the objects mentioned in any other sub-clause, or by the name of the Company; and in case of doubt or ambiguity, this clause and every sub-clause of it must be construed so as to enlarge and not restrict or limit the Company’s powers.

4	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

5	The share capital of the Company is US$23,945.9062 divided into 155,000,000 Ordinary Shares of US$0.0001 par value each and 84,459,062 Preferred Shares of US$0.0001 par value each, of which 12,900,000 Preferred Shares are designated Series A Preferred Shares, 18,335,715 Preferred Shares are designated Series B Preferred Shares, 23,387,381 Preferred Shares are designated Series C Preferred Shares and 29,835,966 Preferred Shares are designated Series D Preferred Shares.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2007 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

AMBOW EDUCATION HOLDING LTD.

1.	TABLE A
2.	INTERPRETATION
3.	BOARD OF DIRECTORS
4.	MANAGEMENT OF THE COMPANY
5.	POWER TO APPOINT MANAGING DIRECTOR OF CHIEF EXECUTIVE OFFICER
6.	POWER TO APPOINT MANAGER
7.	POWER TO AUTHORISE SPECIFIC ACTIONS
8.	POWER TO APPOINT ATTORNEY
9.	POWER TO DELEGATE TO A COMMITTEE
10.	POWER TO APPOINT AND DISMISS EMPLOYEES
11.	POWER TO BORROW AND CHARGE PROPERTY
12.	REDEMPTION AND PURCHASE OF SHARES BY THE COMPANY
13.	DISCONTINUATION
14.	ELECTION OF DIRECTORS AND VOTING
15.	DEFECTS IN APPOINTMENT OF DIRECTORS
16.	ALTERNATE DIRECTORS AND PROXIES
17.	VACANCIES ON THE BOARD
18.	NOTICE OF MEETINGS OF THE BOARD
19.	QUORUM AT MEETINGS OF THE BOARD
20.	MEETINGS OF THE BOARD
21.	UNANIMOUS WRITTEN RESOLUTIONS
22.	CONTRACTS AND DISCLOSURE OF DIRECTORS’ INTERESTS
23.	REMUNERATION OF DIRECTORS
24.	OFFICERS OF THE COMPANY
25.	APPOINTMENT OF OFFICERS
26.	REMUNERATION OF OFFICERS
27.	DUTIES OF OFFICERS
28.	CHAIRPERSON OF MEETINGS
29.	REGISTER OF DIRECTORS AND OFFICERS
30.	REGISTER OF MORTGAGES AND CHARGES
31.	OBLIGATIONS OF BOARD TO KEEP MINUTES
32.	INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE COMPANY
33.	WAIVER OF CLAIM BY MEMBER
34.	NOTICE OF ANNUAL GENERAL MEETING
35.	NOTICE OF EXTRAORDINARY GENERAL MEETING
36.	ACCIDENTAL OMISSION OF NOTICE OF GENERAL MEETING
37.	MEETING CALLED ON REQUISITION OF MEMBERS

38.	SHORT NOTICE
39.	POSTPONEMENT OF MEETINGS
40.	QUORUM FOR GENERAL MEETING
41.	ADJOURNMENT OF MEETINGS
42.	ATTENDANCE AT MEETINGS
43.	WRITTEN RESOLUTIONS
44.	ATTENDANCE OF DIRECTORS
45.	VOTING AT MEETINGS
46.	VOTING ON SHOW OF HANDS AND POLLS
47.	DECISION OF CHAIRPERSON
48.	SENIORITY OF JOINT HOLDERS VOTING
49.	INSTRUMENT OF PROXY
50.	REPRESENTATION OF CORPORATION AT MEETINGS
51.	RIGHTS OF SHARES
52.	POWER TO ISSUE SHARES
53.	ALTERATION OF CAPITAL
54.	ALTERATION OF REGISTERED OFFICE, NAME AND OBJECTS
55.	VARIATION OF RIGHTS
56.	REGISTERED HOLDER OF SHARES
57.	DEATH OF A JOINT HOLDER
58.	SHARE CERTIFICATES
59.	CALL ON SHARES
60.	FORFEITURE OF SHARES
61.	CONTENTS OF REGISTER OF MEMBERS
62.	DETERMINATION OF RECORD DATES
63.	INSTRUMENT OF TRANSFER
64.	RESTRICTION ON TRANSFER
65.	TRANSFERS BY JOINT HOLDERS
66.	REPRESENTATIVE OF DECEASED MEMBER
67.	REGISTRATION ON DEATH OR BANKRUPTCY
68.	DECLARATION OF DIVIDENDS BY THE BOARD
69.	OTHER DISTRIBUTIONS AND RESERVE FUND
70.	DEDUCTION OF AMOUNTS DUE TO THE COMPANY
71.	ISSUE OF BONUS SHARES
72.	DRAG-ALONG RIGHTS
73.	SHARE PREMIUM ACCOUNT
74.	RECORDS OF ACCOUNT
75.	APPOINTMENT OF AUDITOR
76.	NOTICES TO MEMBERS OF THE COMPANY
77.	NOTICES TO JOINT MEMBERS
78.	SERVICE AND DELIVERY OF NOTICE
79.	THE SEAL
80.	WINDING-UP/DISTRIBUTION BY LIQUIDATOR
81.	ALTERATION OF ARTICLES

The Schedule

Form “A”:	Proxy limited to one meeting.
Form “B”:	Forfeiture of shares.
Form “C”:	Transfer of shares.
Form “D”:	Transfer by personal representative.

THE COMPANIES LAW (2007 REVISION)

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

AMBOW EDUCATION HOLDING LTD.

(Adopted by Special Resolutions Dated September 8, 2008)

1.	Table A

The regulations in Table A in the First Schedule to the Companies Law (2007 Revision) do not apply to the Company.

2.	Interpretation

(1) In these Articles where the context permits:

“Alternate Director” means an alternate Director appointed in accordance with these Articles;

“Articles” means these Articles of Association as altered from time to time;

“Auditors” means the auditors for the time being of the Company and includes any person or partnership;

“Board” means the Board of Directors appointed or elected pursuant to these Articles and acting by resolution in accordance with the Law and these Articles or the Directors present at a meeting of Directors at which there is a quorum;

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in the Cayman Islands and the People’s Republic of China;

“class meeting” means a separate meeting of the members of a class of shares;

“Company” means the company for which these Articles are approved and confirmed;

“Director” means a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

“Group Member” shall have the meaning ascribed to it in the Series D Purchase Agreement;

“Initial Public Offering” means a firm commitment underwritten public offering of the Company’s Ordinary Shares (or other securities) on an internationally recognized stock exchange;

“Law” means The Companies Law (2007 Revision) of the Cayman Islands and every modification or reenactment thereof for the time being in force;

“Member” means the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons as the context so requires;

“month” means calendar month;

“notice” means written notice as further defined in these Articles unless otherwise specifically stated;

“Officer” means any person appointed by the Board to hold an office in the Company;

“ordinary resolution” means (i) a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a simple majority of the votes cast, or (ii) a resolution approved in writing by Members holding a majority of the shares for the time being carrying the entitlement to receive notice of and to attend and vote at a general meeting of the Company (or being corporations by their duly authorized representatives), and the effective date of the resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed. In computing the majority, regard shall be had to the number of votes to which each Member is entitled by the Articles;

“Ordinary Shares” means the ordinary shares in the share capital of the Company of US$0.0001 par value each;

“Original Purchase Price” means, with respect to the Series A Preferred Shares, US$0.0833 per share, with respect to the Series B Preferred Shares, US$0.7467 per share, with respect to the Series C Preferred Shares, US$2.3181 per share and with respect to the Series D Preferred Shares, US$3.8544 per share;

“paid-up” means paid-up or credited as paid-up;

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series B Preferred Shares, the Series C Preferred Shares and the Series D Preferred Shares;

“Recapitalizations” means any share split, share dividend, share combination or consolidation, recapitalization, reclassification or other similar event in relation to the shares of the Company;

“Register of Directors and Officers” means the register of directors and officers of the Company;

“Register of Members” means the register of members of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Seal” means the common seal or any official or duplicate seal of the Company;

“Secretary” means the person appointed to perform any or all duties of secretary and includes any deputy or assistant secretary;

“Series A Preferred Shares” means the series A convertible preferred shares in the share capital of the Company of US$0.0001 par value each;

“Series B Preferred Shares” means the series B convertible preferred shares in the share capital of the Company of US$0.0001 par value each;

“Series C Preferred Shares” means the series C redeemable and convertible preferred shares in the share capital of the Company of US$0.0001 par value each;

“Series D Preferred Shares” means the series D redeemable and convertible preferred shares in the share capital of the Company of US$0.0001 par value each;

“Series D Purchase Agreement” means that certain Series D Preferred Shares Purchase Agreement dated August 29, 2008 among the Company, the persons and entities listed on Exhibit A thereto and the other entities party thereto, as such agreement may be amended from time to time;

“Shares” means any of the Ordinary Shares, the Preferred Shares or such other classes of securities in the share capital of the Company from time to time in issue and includes fractions thereof (except as otherwise provided herein);

“special resolution” means, a resolution passed at a general meeting (or, if so specified, a class meeting) of the Company by a majority of not less than two thirds of the votes cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote;

“year” means calendar year.

(2) In these Articles where not inconsistent with the context:

(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine gender and vice versa;

(c)	words importing persons include companies or associations or bodies of persons, corporate or not;

(d)	the word “may” shall be construed as permissive; the word “shall” shall be construed as imperative;

(e)	a reference to a statutory provision shall be deemed to include any amendment or re-enactment thereof.

(3) Subject as aforesaid, words defined or used in the Law have the same meaning in these Articles.

(4) Expressions referring to writing or written shall unless the contrary intention appears, include facsimile, printing lithography, photography and other modes of representing words in a visible form.

(5) The headings in these Articles are for ease of reference only and shall not affect the construction or interpretation of these Articles.

BOARD OF DIRECTORS

3.	Board of Directors

Subject to Article 4, the business of the Company shall be managed and conducted by the Board. The Board shall consist of seven (7) directors, elected as provided in Article 14.

4.	Management of the Company

(1) In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by statute or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of any statute and to such regulations as may be prescribed by the Company in general meeting

(2) The following matters in respect of each Group Member and/or the Group Members as a whole (where applicable) shall require (a) the approval of a majority of the Directors at a meeting of the Board duly constituted pursuant to these Articles provided that such approval shall include the approval of the Series B Director, the Series C Director and, before the GLAM Subsequent Closing, the Initial Closing Series D Director and, after the GLAM Subsequent Closing, both Series D Directors, (b) a unanimous written resolution of the Board duly passed pursuant to Article 21 or (c) if permissible under applicable law, the written approval (which may include electronic mail) of the Series B Director, the Series C Director and, before the GLAM Subsequent Closing, the Initial Closing Series D Director and, after the GLAM Subsequent Closing, both Series D Directors:

(a)	the incurrence of indebtedness in excess of US$2,000,000 in the aggregate during any one year (other than the incurrence of indebtedness provided for in the Company’s business plan and budget approved pursuant to subparagraph (e) below and other than the incurrence of indebtedness by one or more Group Members to one or more other Group Members);

(b)	the purchase or lease of any real estate (other than office, manufacturing, training center or warehouse space used in the ordinary course of business);

(c)	the purchase of equity securities in any company, the acquisition of the operating assets of any entity (including without limitation any school) that is not a Group Member or the acquisition through contractual arrangements of the beneficial ownership interests in and/or voting control over any entity (including without limitation any school) that is not a Group Member;

(d)	the extension of any loan to any party that is not related to the business operations of the Company or other Group Member;

(e)	the approval of the Company’s business plan and budget (including any capital expenditure plan) or any material changes thereof or any material deviation from the Company’s then current business plan and budget (including any capital expenditure plan);

(f)	the hiring or firing of the Company’s Chief Executive Officer, President or Chief Financial Officer;

(g)	any repurchase or redemption of any of its share capital other than in connection with (i) a termination of employment or consulting relationship pursuant to a bona fide employment agreement or consulting agreement approved by the Board, or (ii) a redemption pursuant to Article 12(13) hereof;

(h)	the appointment or removal of the auditors of the Company or Ambow Education Co., Ltd. or any material change in the accounting policies of the Company or Ambow Education Co., Ltd.;

(i)	the provision of direct or indirect guaranties for any indebtedness of a person that is not a Group Member;

(j)	creating or permitting to exist any lien, security interest or other charge or encumbrance of any kind on any of its assets for any indebtedness of any person that is not a Group Member;

(k)	the establishment of any new direct or indirect subsidiary (including without limitation any school) of the Company or any joint venture or partnership;

(l)	the adoption of, or amendment to, any employee equity incentive plan;

(m)	any liquidation, dissolution or winding up or any Company Sale Event (as defined in Article 51(3)(b)(vi));

(n)	any transaction involving it, on the one hand, and any of its key employees, officers, directors or shareholders or any affiliate or relative of a shareholder or any of its officers, directors or shareholders, on the other hand (other than (i) employment contracts entered into in the ordinary course of business and (ii) any transaction where the transaction value is less than US$500,000);

(o)	the commencement or settlement of any litigation where the amount in controversy exceeds US$500,000;

(p)	the disposition of its assets, business or any of its direct or indirect subsidiaries, in each case with a value in excess of US$1 million in any single transaction or in the aggregate at any time in a series of related transactions in any twelve month period;

(q)	the terms of an initial public offering of any of its securities on any stock exchange (including without limitation the structure of the listing group and any restructuring in preparation of such initial public offering);

(r)	the sale, transfer, license, charge, encumbrance or any form of disposal of any trademarks, patents or other intellectual property rights owned or used by it other than in the ordinary course of business (other than any such sale, transfer, license, charge, encumbrance or form of disposal to one or more other Group Members);

(s)	the cessation of the business of the Group Members taken as a whole as such business is conducted as of the date of the Series D Purchase Agreement or any material change in the business activities of the Group Members taken as a whole as such activities are conducted as of the date of the Series D Purchase Agreement;

(t)	the execution or termination of (1) any contract outside the ordinary course of business where the dollar value of such contract exceeds US$1 million, (2) any derivatives contract regardless of the dollar value of such contract, or (3) any contract with a dollar value exceeding US$1 million granting any supplier, vendor or any other third party any exclusive rights to sell, operate, license or otherwise use any properties, services, rights, or any other assets of any Group Member (excluding for this purpose any such contract entered into solely between Group Members);

(u)	the approval of the annual financial statements of the Company and, to the extent separately prepared, the annual financial statements of Ambow Education Co., Ltd.;

(v)	the delegation of any powers of the board of directors of the Company or any other Offshore Group Member (as such term is defined in the Series D Purchase Agreement) to a committee or any person or the change of any such delegation or the change of the composition or membership of such a committee.

For the avoidance of doubt, except to the extent delegated to a committee pursuant to the following paragraph, the Company shall not effect a corporate restructuring of the Group Members, taken as a whole, in preparation for an initial public offering of any Group Member or any initial public offering of the securities of any Group Member without obtaining (a) the approval of a majority of the Directors at a meeting of the Board duly constituted pursuant to these Articles, provided that such approval shall include the approval of the Series B Director, the Series C Director and, before the GLAM Subsequent Closing, the Initial Closing Series D Director and, after the GLAM Subsequent Closing, both Series D Directors, or (b) a unanimous written resolution of the Board duly passed pursuant to Article 21.

The Board may delegate its power to approve one or more of the foregoing matters set forth above in this Article 4(2) to any committee or any person so long as such delegation is approved as set forth above in this Article 4(2)(v) and is effected in accordance with the other Articles. In the event of any such delegation to any committee or any person, approval by such committee or such person in respect of such matters (in accordance with the authority granted and directions imposed with such delegation by the Board) shall satisfy the approval requirements of this Article 4(2).

The provisions of this Article 4(2) shall terminate and be of no further force or effect upon the closing of a Qualified Public Offering (as defined in Article 51(3)(c)(xii)).

(3) No regulation or alteration to these Articles pursuant to a special resolution shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.

(4) The Board may procure that the Company pays all expenses incurred in promoting and incorporating the Company.

5.	Power to appoint managing director or chief executive officer

Subject to Article 3, the Board may from time to time appoint one or more Directors to the office of managing director or chief executive officer of the Company who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company.

6.	Power to appoint manager

Subject to Article 4, the Board may appoint a person to act as manager of the Company’s day to day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business.

7.	Power to authorise specific actions

Subject to Article 4, the Board may from time to time and at any time authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.

8.	Power to appoint attorney

Subject to Article 4, the Board may from time to time and at any time by power of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s personal seal with the same effect as the affixation of the seal of the Company.

9.	Power to delegate to a committee

Subject to Article 4, the Board may delegate any of its powers to a committee appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Board for this purpose, the meetings and proceedings of such committees shall be governed by the provisions of these Articles covering the meetings and proceedings of the Directors, including provisions for written resolutions.

10.	Power to appoint and dismiss employees

Subject to Article 4, the Board may appoint, suspend or remove any manager, secretary, clerk, agent or employee of the Company and may fix their remuneration and determine their duties.

11.	Power to borrow and charge property

Subject to Article 4, the Board may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party.

12.	Redemption and Purchase of Shares by the Company

(1) Subject to the Law and Article 4, the Company is hereby authorised to issue Shares which are redeemable or are liable to be redeemed at the option of the Company or a Member.

(2) Subject to Article 4, the Board may exercise all the powers of the Company to purchase all or any part of its own shares pursuant to the Law. Shares purchased by the Company shall be cancelled and shall cease to confer any right or privilege on the Member from whom the shares are purchased.

(3) Subject to Article 4, the Company is hereby authorised to make payments in respect of the redemption of its Shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

(4) Subject to the other provisions contained in these Articles, the redemption price of a redeemable Share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

(5) Every share certificate representing a redeemable Share shall indicate that the Share is redeemable.

(6) Subject to the other provisions contained in these Articles, in the case of Shares redeemable at the option of a Member a redemption notice from a Member may not be revoked without the agreement of the Directors.

(7) At the time or in the circumstances specified for redemption the redeemed Shares shall be cancelled and shall cease to confer on the relevant Member any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable as soon as it can with due despatch be calculated, but subject to surrender of the relevant share certificate for cancellation (and reissue in respect of any balance).

(8) Subject to the other provisions contained in these Articles, the redemption price may be paid in any manner authorised by these Articles for the payment of dividends.

(9) A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

(10) Subject to Article 4, the Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of Shares for this purpose).

(11) Subject to the other provisions contained in these Articles, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the Shares shall or may be effected.

(12) No Share may be redeemed unless it is fully paid-up.

(13) Holders of the Series C Preferred Shares and the Series D Preferred Shares may require the Company to redeem the Series C Preferred Shares and the Series D Preferred Shares as set forth in this Article 12 (13).

(a)

Redemption. If the Company fails to consummate a Qualified Public Offering (as defined in Article 51(3)(c)(xii)) prior to July 20, 2012, then holders of a majority of the Series C Preferred Shares may elect at any time and from time to time thereafter, by delivery of a written notice to the Company (the “Series C Redemption Election”), to require the Company to offer to redeem all of the outstanding Series C Preferred Shares as set forth in this Article 12 (13). If the Company fails to consummate a Qualified Public Offering (as defined in Article 51(3)(c)(xii)) prior to July 20, 2012, then holders of at least two-thirds ( 2/3) of the Series D Preferred Shares may elect at any time and from time to time thereafter, by delivery of a written notice to the Company (the “Series D Redemption Election”), to require the Company to offer to redeem all of the outstanding Series D Preferred Shares as set forth in this Article 12 (13). The Company shall within five Business Days of its receipt of (i) the Series C Redemption Election inform each holder of the Series D Preferred Shares of its receipt of the Series C Redemption Election and (ii) the Series D Redemption Election inform each holder of the Series C Preferred Shares of its receipt of the Series D Redemption Election. The right to redemption of the holders of Series C Preferred Shares as provided herein and the right to redemption of the holders of Series D Preferred Shares as provided herein shall rank pari passu with each other.

(b)	Series C Redemption Price and Process. In the event of the receipt by the Company of the Series C Redemption Election, the Company shall offer to redeem all of the outstanding Series C Preferred Shares at a per share redemption price (the “Series C Redemption Price”) in cash equal to the greater of (i) 100% of the purchase price for each Series C Preferred Share (as adjusted for any stock splits, combinations, consolidations, stock distributions or dividends), plus all declared but unpaid dividends, or (ii) the fair market value for each Series C Preferred Share, as determined in good faith by the Company and the holders of a majority of the Series C Preferred Shares or, if the Company and the holders of a majority of the Series C Preferred Shares are unable to determine such fair market value by the thirtieth Business Day after the date of receipt by the Company of the Series C Redemption Election (the “Series C Valuation Date”), as determined by an internationally recognized third party appraiser selected by the Company and reasonably satisfactory to the holders of a majority of the Series C Preferred Shares. If no such third party appraiser is agreed and appointed within ten Business Days after the Series C Valuation Date, the holders of a majority of the Series C Preferred Shares shall thereafter have the right at their discretion to select and appoint such third party appraiser. The Company and the holders of a majority of the Series C Preferred Shares shall procure that such third party appraiser shall determine such fair market value within sixty Business Days after the date of its appointment. Within five Business Days after the date (i) on which the Company and the holders of a majority of the Series C Preferred Shares agree on such fair market value or (ii) of receipt of the valuation report from such third party appraiser on such fair market value (as the case may be), the Company shall notify all holders of Series C Preferred Shares of such Series C Redemption Election and provide each such holder with a written notice setting forth the Series C Redemption Price and requesting each such holder to designate within seven Business Days after the date of receipt of such notice (the “Series C Notice Period”) the number of such holder’s Series C Preferred Shares, if any, to be redeemed. Subject to the following provisions of this Article 12(13), the Company shall effect such redemption within fifteen (15) Business Days of the expiry of the Series C Notice Period by payment to each participating holder of an amount equal to the Series C Redemption Price times the number of Series C Preferred Shares designated to be redeemed by such holder.

(c)	Series D Redemption Price and Process. In the event of the receipt by the Company of the Series D Redemption Election, the Company shall offer to redeem all of the outstanding Series D Preferred Shares at a per share redemption price (the “Series D Redemption Price”) in cash equal to the greater of (i) 100% of the purchase price for each Series D Preferred Share (as adjusted for any stock splits, combinations, consolidations, stock distributions or dividends), plus all declared but unpaid dividends, or (ii) the fair market value for each Series D Preferred Share, as determined in good faith by the Company and the holders of a majority of the Series D Preferred Shares or, if the Company and the holders of a majority of the Series D Preferred Shares are unable to determine such fair market value by the thirtieth Business Day after the date of receipt by the Company of the Series D Redemption Election (the “Series D Valuation Date”), as determined by an internationally recognized third party appraiser selected by the Company and reasonably satisfactory to the holders of a majority of the Series D Preferred Shares. If no such third party appraiser is agreed and appointed within ten Business Days after the Series D Valuation Date, the holders of a majority of the Series D Preferred Shares shall thereafter have the right at their discretion to select and appoint such third party appraiser. The Company and the holders of a majority of the Series D Preferred Shares shall procure that such third party appraiser shall determine such fair market value within sixty Business Days after the date of its appointment. Within five Business Days after the date (i) on which the Company and the holders of a majority of the Series D Preferred Shares agree on such fair market value or (ii) of receipt of the valuation report from such third party appraiser on such fair market value (as the case may be), the Company shall notify all holders of Series D Preferred Shares of such Series D Redemption Election and provide each such holder with a written notice setting forth the Series D Redemption Price and requesting each such holder to designate within seven Business Days after the date of receipt of such notice (the “Series D Notice Period”) the number of such holder’s Series D Preferred Shares, if any, to be redeemed. Subject to the following provisions of this Article 12(13), the Company shall effect such redemption within fifteen (15) Business Days of the expiry of the Series D Notice Period by payment to each participating holder of an amount equal to the Series D Redemption Price times the number of Series D Preferred Shares designated to be redeemed by such holder.

(d)	If at any time and from time to time the assets legally available for the redemption of the Series C Preferred Shares and Series D Preferred Shares are insufficient to permit the payment to the holders of all of the Series C Preferred Shares designated for redemption of the full amount of the Series C Redemption Price for such Series C Preferred Shares pursuant to Article 12(13)(b) and to the holders of all of the Series D Preferred Shares designated for redemption of the full amount of the Series D Redemption Price for such Series D Preferred Shares pursuant to Article 12(13)(c), then the assets legally available for redemption of the Series C Preferred Shares and the Series D Preferred Shares shall be used to redeem a ratable number of the Series C Preferred Shares and Series D Preferred Shares held by each holder who has designated Series C Preferred Shares and/or Series D Preferred Shares for redemption in proportion to the redemption amount such holder otherwise is entitled to. Series C Preferred Shares and Series D Preferred Shares which are designated for redemption but which are not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein. At any time thereafter, when additional funds of the Company are legally available for the redemption of Series C Preferred Shares and Series D Preferred Shares, such funds will be used to ratably redeem the balance of such Series C Preferred Shares and Series D Preferred Shares to the maximum extent permitted by law.

13.	Discontinuation

Subject to Article 4, the Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to Section 224 of the Law.

14.	Election of Directors and Voting

(1) The Board shall consist of up to seven (7) Directors. The limits in the number of Directors may, subject to Article 51(3)(e), be increased or decreased from time to time by ordinary resolution.

(2) The holders of the Series B Preferred Shares may, by written notice to the Company signed by the holders of a majority in number of the Series B Preferred Shares, or by a resolution passed at a class meeting of the holders of Series B Preferred Shares by a majority vote (regard being had to the number of Series B Preferred Shares held by each Member), appoint one (1) Director (the “Series B Director”) and may in like manner remove with or without cause the Series B Director so appointed and may in like manner appoint another person in his or her stead; provided, that the Series B Director shall be designated by the CID Group so long as the CID Group and its Affiliates (as defined in the Series D Purchase Agreement) collectively hold at least 1,500,000 Series B Preferred Shares (or with respect to periods prior to the Qualified Public Offering (as defined in Article 51(3)(c)(xii)) Ordinary Shares issued upon conversion thereof).

(3) The holders of the Series C Preferred Shares may, by written notice to the Company signed by the holders of a majority in number of the Series C Preferred Shares, or by a resolution passed at a class meeting of the holders of Series C Preferred Shares by a majority vote (regard being had to the number of Series C Preferred Shares held by each Member), appoint one (1) Director (the “Series C Director”) and may in like manner remove with or without cause the Series C Director so appointed and may in like manner appoint another person in his or her stead; provided, that the Series C Director shall be designated by Macquarie Bank Limited (“Macquarie”) so long as Macquarie and its Affiliates collectively hold at least 1,500,000 Series C Preferred Shares (or with respect to periods prior to the Qualified Public Offering (as defined in Article 51(3)(c)(xii)) Ordinary Shares issued upon conversion thereof).

(4) The holders of the Series D Preferred Shares may, by written notice to the Company signed by the holders of a majority in number of the Series D Preferred Shares, or by a resolution passed at a class meeting of the holders of Series D Preferred Shares by a majority vote (regard being had to the number of Series D Preferred Shares held by each Member), appoint two (2) Director (the “Series D Directors”) and may in like manner remove with or without cause the Series D Directors so appointed and may in like manner appoint another person in his or her stead; provided, that one (1) Series D Director shall be designated by Actis Angel (AEM3) Ltd. (“Actis”) so long as Actis and its Affiliates collectively hold at least 1,500,000 Series D Preferred Shares (or with respect to periods prior to the Qualified Public Offering (as defined in Article 51(3)(c)(xii)) Ordinary Shares issued upon conversion thereof) (the “Initial Closing Series D Director”); and one (1) Series D Director shall be designated by GL Asia Mauritius II Cayman Ltd. (“GLAM”) so long as GLAM and its Affiliates collectively hold at least 1,500,000 Series D Preferred Shares Shares (or with respect to periods prior to the Qualified Public Offering (as defined in Article 51(3)(c)(xii)) Ordinary Shares issued upon conversion thereof) (the “Subsequent Closing Series D Director”); provided that the Subsequent Closing Series D Director shall only be appointed to the Board upon the Subsequent Closing (as defined in the Series D Purchase Agreement) in which GLAM purchases 12,972,159 Series D Preferred Shares (the “GLAM Subsequent Closing”) and prior to such GLAM Subsequent Closing, the holders of the Series D Preferred Shares shall not have any right to appoint such Subsequent Closing Series D Director.

(5) The holders of the Ordinary Shares (excluding for this purpose the holders of any Ordinary Shares issued upon conversion of the Preferred Shares) and the Series A Preferred Shares may, by written notice to the Company signed by the holders of a majority in number, on an as-converted basis, of the Ordinary Shares (excluding for this purpose the holders of any Ordinary Shares issued upon conversion of the Preferred Shares) and Series A Preferred Shares, or by a resolution passed at a class meeting of the holders of Ordinary Shares (excluding for this purpose the holders of any Ordinary Shares issued upon conversion of the Preferred Shares) and Series A Preferred Shares by a majority vote, on an as-converted basis (regard being had to the number of Ordinary Shares (excluding for this purpose the holders of any Ordinary Shares issued upon conversion of the Preferred Shares) or Series A Preferred Shares held by each holder Member), appoint two (2) Directors (the “Ordinary/Series A Directors”) and may in like manner remove with or without cause the Ordinary/Series A Directors so appointed and may in like manner appoint persons in their stead.

(6) The Ordinary/Series A Directors, the Series B Director, the Series C Director and the Series D Directors may, by unanimous written consent, appoint one Director (the “Independent Director”) and may in like manner remove with or without cause the Independent Director so appointed and may in like manner appoint another person in his or her stead.

(7) An appointment of a Director may be on terms that the Director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period; but no such term shall be implied in the absence of express provision.

(8) There shall be no shareholding qualification for Directors unless prescribed by special resolution.

(9) The Directors shall select one of them to be the Chairperson of the Board; provided that (a) the Chairperson of the Board shall have an additional tie breaking vote in the case of a deadlock, and (b) unless otherwise unanimously agreed to by the Directors, the Chief Executive Officer of the Company shall serve as the Chairperson of the Board.

15.	Defects in appointment of Directors

All acts done bona fide by any meeting of the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

16.	Alternate Directors and Proxies

(1) A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

(2) The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

(3) An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

(4) If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

(5) Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

(6) Subject to Article 21, an Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

(7) Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

(8) A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by members shall apply equally to the appointment of proxies by Directors.

17.	Vacancies on the Board

(1) The Board may act notwithstanding any vacancy in its number.

(2) The office of Director shall be vacated if the Director:

(a)	is removed from office pursuant to these Articles or is prohibited from being a Director by law;

(b)	is or becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind pursuant to a court declaration made in accordance with the applicable laws or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands or dies;

(d)	resigns his or her office by notice in writing to the Company.

18.	Notice of meetings of the Board

(1) The Chairperson, the Chief Executive Officer or any two Directors may at any time summon a meeting of the Board of Directors by at least ten (10) Business Days’ notice to each Director, which notice shall set forth the general nature of the business to be considered.

(2) Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally in person or by telephone or otherwise communicated or sent to such Director by post, cable, telex, electronic mail, telecopier, facsimile or other mode of representing words in a legible and non-transitory form at such Director’s last known address or any other address given by such Director to the Company for this purpose. Notice given in person, by electronic mail or by facsimile shall be deemed to have been given on the day it is delivered to such Director.

(3) Notice of a meeting need not be given to any Director (i) who signs a waiver of notice or a consent to holding the meeting or an approval of the minutes thereof, whether before or after the meeting, or (ii) who attends the meeting without protesting, prior thereto or at its commencement, the lack of notice to such Director. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. A waiver of notice need not specify the purpose of any regular or special meeting of the Board of Directors.

19.	Quorum at meetings of the Board

The quorum necessary for the transaction of business at a meeting of the Board shall be four (4) Directors, one of whom must be the Series C Director and two of whom must be the Series D Directors; provided that if there are only three Directors for the time being in office the quorum shall be three, if there are only two Directors for the time being in office the quorum shall be two, and if there is only one Director for the time being in office, the quorum shall be one; provided further that if no quorum as aforesaid be constituted, then such meeting of the Board shall be postponed to a date falling five (5) Business Days after the date of such meeting of the Board at the same venue and time and the quorum for such meeting of the Board shall be four (4) Directors, one of whom must be the Series C Director and one of whom must be a Series D Director.

20.	Meetings of the Board

(1) The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit, provided that the Board shall meet no less often than once per calendar quarter.

(2) Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

(3) Subject to Article 4, a resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes, the Chairperson of the Board shall have a tie breaking vote.

21.	Unanimous written resolutions

A resolution in writing signed by all the Directors which may be in counterparts, shall be as valid as if it had been passed at a meeting of the Board duly called and constituted, such resolution to be effective on the date on which the last Director signs the resolution. For the purposes of this Article only, “Director” shall not include an Alternate Director if his appointor has signed the resolution.

22.	Contracts and disclosure of Directors’ interests

(1) Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in a professional capacity for the Company and such Director or such Director’s firm, partner or such company shall be entitled to remuneration for professional services as if such Director were not a Director, provided that nothing herein contained shall authorise a Director or Director’s firm, partner or such company to act as Auditor of the Company.

(2) A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest.

(3) Following a declaration being made pursuant to this Article, and unless disqualified by the chairperson of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum at such meeting.

23.	Remuneration of Directors

The remuneration (if any) of the Directors shall, subject to any direction that may be given by the Company in general meeting, be approved by all the Directors from time to time and shall be deemed to accrue from day to day. Except for payments approved by all the Directors, the Company shall not be obligated to pay or reimburse any Director for the cost and expense incurred by him or her in connection with his or her duties as a Director. Except for payments approved by all the Directors, the Company shall not be obligated to pay or reimburse any board observer for the cost and expense incurred by him or her for attending meetings of the Board any committee thereof.

OFFICERS

24.	Officers of the Company

The Company may have several Officers, including a Chief Executive Officer, a President, a Chief Financial Officer, a Secretary and such additional Officers as the Board may from time to time determine all of whom shall be deemed to be Officers for the purposes of these Articles.

25.	Appointment of Officers

Subject to Article 4, the Chief Executive Officer, President, Secretary and additional Officers, if any, shall be appointed by the Board from time to time.

26.	Remuneration of Officers

Subject to Article 4, the Officers shall receive such remuneration as the Board may from time to time determine.

27.	Duties of Officers

Subject to Article 4, the Officers shall have such powers and perform such duties in the management, business and affairs of the Company as may be delegated to them by the Board from time to time.

28.	Chairperson of meetings

Unless otherwise agreed by a majority of those attending and entitled to attend and vote thereat, the Chairperson, if there be one, shall act as chairperson at all meetings of the Members and of the Board at which such person is present. In his or her absence, a chairperson shall be appointed or elected by those present at the meeting and entitled to vote.

29.	Register of Directors and Officers

(1) The Board shall cause to be kept in one or more books at its registered office a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:

(a)	first name and surname; and

(b)	address.

(2) The Board shall, within the period of thirty days from the occurrence of

(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers,

cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.

30.	Register of Mortgages and Charges

(1) The Directors shall cause to be kept the register of mortgages and charges required by the Law.

(2) The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

MINUTES

31.	Obligations of Board to keep minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:

(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.

INDEMNITY

32.	Indemnification of Directors and Officers of the Company

The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators and personal representatives (each of such persons being referred to in this Article as an “indemnified party”) shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duties in their respective offices or trusts, except any which an indemnified party shall incur or sustain by or through his own wilful neglect or default; no indemnified party shall be answerable for the acts, omissions, neglects or defaults of any other Director, officer, Auditor or trustee, or for joining in any receipt for the sake of conformity, or for the solvency or honesty of any banker or other persons with whom any moneys or effects belonging to the Company may be lodged or deposited for safe custody, or for any insufficiency of any security upon which any monies of the Company may be invested, or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through the wilful neglect or default of such indemnified party.

33.	Waiver of claim by Member

Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, PROVIDED THAT such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such Director or Officer.

MEETINGS

34.	Notice of annual general meeting

(1) The Company may in each year hold a general meeting as its annual general meeting.

(2) Subject to paragraph (1) the annual general meeting of the Company may be held at such time and place as the Chairperson or any two Directors or any Director and the Secretary or the Board shall appoint. At least seven Business Days notice of such meeting shall be given to each Member stating the date, place and time at which the meeting is to be held and if different, the record date for determining members entitled to attend and vote at general meeting, and as far as practicable, the other business to be conducted at the meeting.

35.	Notice of extraordinary general meeting

(1) General meetings other than annual general meetings shall be called extraordinary general meetings.

(2) The Chairperson or any two Directors or any Director and the Secretary or the Board may convene an extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary, upon not less than seven Business Days’ prior written notice which shall state the date, time, place and the general nature of the business to be considered at the meeting.

36.	Accidental omission of notice of general meeting

The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

37.	Meeting called on requisition of Members

(1) Notwithstanding anything herein, the Board shall, on the requisition of Members holding at the date of the deposit of the requisition not less than one-tenth of such of the paid-up share capital of the Company as at the date of the deposit carries the right to vote at general meetings of the Company on an as-converted basis assuming all the then outstanding Preferred Shares were converted into Ordinary Shares, forthwith proceed to convene a extraordinary general meeting of the Company. To be effective, the requisition shall state the objects of the meeting, shall be in writing, signed by the requisitionists, and shall be deposited at the Registered Office. The requisition may consist of several documents in like form each signed by one or more requisitionists.

(2) If the Directors do not within twenty-one days from the date of the requisition duly proceed to call an extraordinary general meeting, the requisitionists, or any of them representing more than one half of the total voting rights of all of them on an as-converted basis assuming all the then outstanding Preferred Shares were converted into Ordinary Shares, may themselves convene an extraordinary general meeting; but any meeting so called shall not be held more than ninety days after the requisition. An extraordinary general meeting called by requisitionists shall be called in the same manner, as nearly as possible, as that in which general meetings are to be called by the Directors.

38.	Short notice

A general meeting of the Company shall, notwithstanding that it is called by shorter notice than that specified in these Articles, be deemed to have been properly called if it is so agreed by all the Members entitled to attend and vote thereat in the case of an annual general meeting, or in the case of an extraordinary general meeting, by seventy-five percent of the members entitled to attend and vote thereat.

39.	Postponement of meetings

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each Member in accordance with the provisions of these Articles.

40.	Quorum for general meeting

At any general meeting of the Company two persons present in person or by proxy representing in excess of 50% of the total issued voting shares in the Company (on an as-converted basis assuming all the then outstanding Preferred Shares were converted into Ordinary Shares) throughout the meeting shall form a quorum for the transaction of business, provided that if the Company shall at any time have only one Member, one Member present in person or by proxy shall form a quorum for the transaction of business at any general meeting of the Company held during such time. If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Board may determine.

41.	Adjournment of meetings

The chairperson of a general meeting may, with the consent of the Members at any general meeting at which a quorum is present (and shall if so directed), adjourn the meeting. Unless the meeting is adjourned for more than 60 days fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member in accordance with the provisions of these Articles.

42.	Attendance at meetings

Members may participate in any general meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

43.	Written resolutions

(1) A special resolution in writing (in one or more counterparts) signed by all Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held. An ordinary resolution in writing (in one or more counterparts) signed by Members holding a majority of the Shares (assuming all the then outstanding Preferred Shares were converted into Ordinary Shares) for the time being carrying the entitlement to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) (regard being had to the number of votes to which each Member is entitled by the Articles) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

(2) A resolution in writing may be signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or any class thereof, in as many counterparts as may be necessary.

(3) For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or, in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

(4) A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

(5) A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

44.	Attendance of Directors

The Directors of the Company shall be entitled to receive notice of and to attend and be heard at any general meeting.

45.	Voting at meetings

(1) Subject to the provisions of the Law and these Articles, any question proposed for the consideration of the Members at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the provisions of these Articles and in the case of an equality of votes the resolution shall fail.

(2) No Member shall be entitled to vote at any general meeting unless such Member has paid all the calls on all shares held by such Member.

46.	Voting on a show of hands and polls

(1) At any general meeting a resolution put to the vote of the meeting shall, in the first instance, be voted upon by a show of hands and, subject to any rights or restrictions for the time being lawfully attached to any class of Shares and subject to the provisions of these Articles, every Member present in person and every person holding a valid proxy at such meeting shall be entitled to one vote and shall cast such votes by raising his or her hand.

(2) Notwithstanding the provision of the immediately preceding Article, at any general meeting of the Company, in respect of any question proposed for the consideration of the Members (whether before or on the declaration of the result of a show of hands as provided for in these Articles), a poll may be demanded by the Chairperson or at least one Member.

(3) Where, in accordance with the provisions of subparagraph (2) of this Article, a poll is demanded, subject to any rights or restrictions for the time being lawfully attached to any class of shares, every person present at such meetings shall have one vote for each Share (on an as-converted basis assuming all the then outstanding Preferred Shares were converted into Ordinary Shares) of which such person is the holder or for which such person holds a proxy and such vote shall be counted in the manner set out in sub-paragraph (5) of this Article or in the case of a general meeting at which one or more Members are present by telephone in such manner as the chairperson of the meeting may direct and the result of such poll shall be deemed to be the resolution of the meeting at which the poll was demanded and shall replace any previous resolution upon the same matter which has been the subject of a show of hands.

(4) A poll demanded in accordance with the provisions of subparagraph (2) of this Article, for the purpose of electing a Chairperson or on a question of adjournment, shall be taken forthwith and a poll demanded on any other question shall be taken in such manner and at such time and place as the Chairperson may direct and any business other than that upon which a poll has been demanded may be proceeded with pending the taking of the poll.

(5) Where a vote is taken by poll, each person present and entitled to vote shall be furnished with a ballot paper on which such person shall record his or her vote in such manner as shall be determined at the meeting having regard to the nature of the question on which the vote is taken, and each ballot paper shall be signed or initialled or otherwise marked so as to identify the voter and the registered member in the case of a proxy. At the conclusion of the poll, the ballot papers shall be examined and counted by a committee of not less than two Members or proxy members appointed by the Chairperson for the purpose and the result of the poll shall be declared by the Chairperson.

47.	Decision of chairperson

At any general meeting a declaration by the chairperson of the meeting that a question proposed for consideration has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in a book containing the minutes of the proceedings of the Company shall, subject to the provisions of these Articles, be conclusive evidence of that fact.

48.	Seniority of joint holders voting

In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

49.	Instrument of proxy

The instrument appointing a proxy shall be in writing in the form, or as near thereto as circumstances admit, of Form “A” in the Schedule hereto, under the hand of the appointor or of the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney. The decision of the chairperson of any general meeting as to the validity of any instrument of proxy shall be final.

50.	Representation of corporations at meetings

A corporation which is a Member may, by written instrument, authorise such person as it thinks fit to act as its representative at any meeting of the Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which such person represents as that corporation could exercise if it were an individual Member. Notwithstanding the foregoing, the chairperson of the meeting may accept such assurances as he or she thinks fit as to the right of any person to attend and vote at general meetings on behalf of a corporation which is a Member.

SHARE CAPITAL AND SHARES

51.	Rights of shares

(1) The Company is authorised to issue only two classes of Shares designated “Ordinary Shares” and “Preferred Shares.” The total number of Shares which the Company is authorised to issue is two hundred thirty nine million four hundred fifty nine thousand and sixty-two (239,459,062). The number of Ordinary Shares authorised is one hundred fifty five million (155,000,000). The number of Preferred Shares authorised is eighty-four million four hundred fifty nine thousand and sixty-two (84,459,062), twelve million nine hundred thousand (12,900,000) of which shall be designated Series A Preferred Shares, eighteen million three hundred and thirty five thousand seven hundred and fifteen (18,335,715) of which shall be designated Series B Preferred Shares, twenty-three million three hundred eighty seven thousand three hundred and eighty-one (23,387,381) of which shall be designated Series C Preferred Shares and twenty-nine million eight hundred thirty five thousand nine hundred and sixty-six (29,835,966) of which shall be designated Series D Preferred Shares.

(2) The holders of Ordinary Shares shall:

(a)	be entitled to one vote per Share;

(b)	subject to the rights of holders of Preferred Shares, be entitled to such dividends as the Board may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Company, whether voluntary or for the purpose of a reorganisation or otherwise or upon any distribution of capital, be entitled, subject to the rights of the holders of Preferred Shares, to the surplus assets of the Company; and

(d)	generally be entitled to enjoy all of the rights attaching to Shares.

(3) The holders of Preferred Shares shall be subject to the following rights:

(a)	Dividends. The holders of the Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares shall be entitled to receive, out of any funds legally available therefor, dividends at the rates of US$0.0050 per share (as adjusted for any Recapitalizations), US$0.0597 per share (as adjusted for any Recapitalizations), US$0.1855 per share (as adjusted for any Recapitalizations) and US$0.3084 per share (as adjusted for any Recapitalizations), per annum, respectively, payable in preference and priority to any payment of any dividend on Ordinary Shares when and as declared by the Board of Directors. The right to such dividends on the Preferred Shares shall not be cumulative, and no right shall accrue to holders of Preferred Shares by reason of the fact that dividends on such shares are not declared or paid in any prior year.

(b)	Liquidation Rights.

(i) In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of shares of Series D Preferred Shares shall be entitled to receive, out of the assets of the Company, whether those assets are capital or surplus of any nature, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares or Ordinary Shares by reason of their ownership of such shares, an amount equal to the US$3.8544 (as adjusted for any Recapitalizations) per Series D Preferred Share held by them, plus all declared and unpaid dividends, if any. If, upon the occurrence of a liquidation, dissolution of winding up, the assets and surplus funds distributed among the holders of Series D Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of Series D Preferred Shares.

(ii) After the distribution described in subsection (i) above has been paid in full, the holders of shares of Series C Preferred Shares shall be entitled to receive, out of the assets of the Company, whether those assets are capital or surplus of any nature, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Shares, Series B Preferred Shares or Ordinary Shares by reason of their ownership of such shares, an amount equal to the US$2.3181 (as adjusted for any Recapitalizations) per Series C Preferred Share held by them, plus all declared and unpaid dividends, if any. If, after the distribution described in subsection (i) above, the assets and surplus funds distributed among the holders of Series C Preferred Shares shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of Series C Preferred Shares.

(iii) After the distributions described in subsection (i) and (ii) above have been paid in full, the holders of shares of Series B Preferred Shares shall be entitled to receive, out of the assets of the Company, whether those assets are capital or surplus of any nature, prior and in preference to any distribution of any of the assets of the Company to the holders of Series A Preferred Shares or Ordinary Shares by reason of their ownership of such shares, an amount equal to US$0.7467 (as adjusted for any Recapitalizations) per Series B Preferred Share held by them, plus all declared and unpaid dividends, if any. If, after the distributions described in subsection (i) and (ii) above, the remaining assets and surplus funds available shall be insufficient to permit the payment to the holders of Series B Preferred Shares of the full preferential amount, then the entire remaining assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of Series B Preferred Shares.

(iv) After the distributions described in subsections (i), (ii) and (iii) above have been paid in full, the holders of shares of Series A Preferred Shares shall be entitled to receive, out of the assets of the Company, whether those assets are capital or surplus of any nature, prior and in preference to any distribution of any of the assets of the Company to the holders of Ordinary Shares by reason of their ownership of such shares, an amount equal to US$0.0833 (as adjusted for any Recapitalizations) per Series A Preferred Share held by them, plus all declared and unpaid dividends, if any. If, after the distributions described in subsections (i), (ii) and (iii) above, the remaining assets and surplus funds available shall be insufficient to permit the payment to the holders of Series A Preferred Shares of the full preferential amount, then the entire remaining assets and surplus funds of the Company legally available for distribution shall be distributed ratably among the holders of Series A Preferred Shares.

(v) After the distributions described in subsections (i), (ii), (iii) and (iv) above have been paid in full, the remaining assets of the Company available for distribution to shareholders shall be distributed among the holders of Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares, Series D Preferred Shares and Ordinary Shares pro rata based on the number of Ordinary Shares held by each (assuming conversion of all such Preferred Shares pursuant to Section (c) below, notwithstanding no actual conversion).

(vi) For purposes of this Section (b), a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, each of the following transactions (each, a “Company Sale Event”): (aa) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, reorganization or acquisition of shares of the Company); or (bb) a sale of all or substantially all of the assets of the Company, unless the Company’s shareholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity; provided, that (i) in respect of the Series B Preferred Shares, the holders of at least a majority of the outstanding Series B Preferred Shares (based on the number of Ordinary Shares into which each holder’s Series B Preferred Shares is then convertible, as adjusted from time to time pursuant to section (c) hereof) may elect not to treat the foregoing transactions as a liquidation, dissolution or winding up, (ii) in respect of the Series C Preferred Shares, the holders of at least two-thirds ( 2/3) of the outstanding Series C Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series C Preferred Shares is then convertible, as adjusted from time to time pursuant to section (c) hereof) may elect not to treat the foregoing transactions as a liquidation, dissolution or winding up, and (iii) in respect of the Series D Preferred Shares, the holders of at least two-thirds ( 2/3) of the outstanding Series D Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series D Preferred Shares is then convertible, as adjusted from time to time pursuant to section (c) hereof) may elect not to treat the foregoing transactions as a liquidation, dissolution or winding up.

(vii) In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(aa) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange or the NASDAQ Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty-day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the mean of the closing bid and ask prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(C) If there is no active public market, the value shall be the fair market value thereof, as determined and approved in good faith by the Board of Directors of the Company.

(bb) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (aa) (A), (B) or (C) to reflect the approximate fair market value thereof, as determined and approved in good faith by the Board of Directors of the Company.

(c)	Conversion Rights. The holders of Preferred Shares shall have the following conversion rights into Ordinary Shares (the “Conversion Rights”):

(i) Optional Conversion. Subject to and in compliance with the provisions of this Section (c), any Preferred Shares may, at the option of the holder, be converted at any time into fully-paid and nonassessable Ordinary Shares. The number of Ordinary Shares to which a holder of Preferred Shares shall be entitled upon conversion shall be the product obtained by multiplying the applicable Conversion Rate then in effect (determined as provided in Section (c)(ii)) by the number of Preferred Shares being converted.

(ii) Conversion Rate. The conversion rate in effect at any time for conversion of Preferred Shares (the “Conversion Rate”) shall be the quotient obtained by dividing the Original Purchase Price applicable to such Preferred Shares by the Conversion Price applicable to such Preferred Shares (determined as provided in Section (c)(iii)).

(iii) Conversion Price. The conversion price for each series of Preferred Shares shall be initially equal to the Original Purchase Price for such series of Preferred Shares. (in each case, the “Conversion Price”). The Conversion Price shall be subject to adjustment from time to time as set forth below, and all references herein to the Conversion Price shall mean such prices as so adjusted.

(iv) Mechanics of Conversion. Each holder of Preferred Shares who desires to convert the same into Ordinary Shares pursuant to this Section (c) shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of Preferred Shares being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of Ordinary Shares to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Ordinary Shares, (at the Ordinary Shares’ fair market value determined by the Board of Directors as of the date of such conversion) any declared and unpaid dividends on the Preferred Shares being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the Preferred Shares to be converted, and the person entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Ordinary Shares on such date.

(v) Adjustment for Shares Splits and Combinations. If the Company shall at any time or from time to time after the date that the first Series D Preferred Share is issued (the “Original Issue Date”) effect a subdivision of the outstanding Ordinary Shares without a corresponding subdivision of the Preferred Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding Ordinary Shares into a smaller number of shares without a corresponding combination of the Preferred Shares, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section (c)(v) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(vi) Adjustment for Ordinary Shares Dividends and Distributions. If the Company at any time or from time to time after the Original Issue Date makes, or fixes, a record date for the determination of holders of Ordinary Shares entitled to receive a dividend or other distribution payable in additional Ordinary Shares, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section (c)(vi) to reflect the actual payment of such dividend or distribution.

(vii) Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the Original Issue Date, the Ordinary Shares issuable upon the conversion of Preferred Shares are changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section (c)), in any such event each holder of Preferred Shares shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of Ordinary Shares into which such Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(viii) Reorganizations. If at any time or from time to time after the Original Issue Date, there is a capital reorganization of the Ordinary Shares (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this (c)), as a part of such capital reorganization, provision shall be made so that the holders of Preferred Shares shall thereafter be entitled to receive upon conversion of such Preferred Shares the number of shares of stock or other securities or property of the Company to which a holder of the number of Ordinary Shares deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section (c) with respect to the rights of the holders of Preferred Shares after the capital reorganization to the end that the provisions of this Section (c) (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of Preferred Shares) shall be applicable after that event and be as nearly equivalent as practicable.

(ix) Sale of Shares Below Conversion Price.

(aa) If at any time or from time to time after the Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this subsection (c)(ix) to have issued or sold, Additional Ordinary Shares (as defined in subsection (c)(ix)(dd)) below)), other than as a dividend or other distribution on any class of stock as provided in Section (c)(vi) above, and other than a subdivision or combination of Ordinary Shares as provided in Section (c)(v) above, for an Effective Price (as defined in Subsection (c)(ix)(dd) below) less than the Conversion Price in effect for any series of Preferred Shares at the time of, and immediately prior to, such issue or sale, then the Conversion Price for each such series of Preferred Shares shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the applicable Conversion Price by a fraction (A) the numerator of which shall be (1) the number of Ordinary Shares deemed outstanding (as defined below) immediately prior to such issue or sale, plus (2) the number of Ordinary Shares which the aggregate consideration received (as defined in Subsection (c)(ix)(bb)) by the Company for the total number of Additional Ordinary Shares so issued would purchase at such Conversion Price, and (B) the denominator of which shall be the number of Ordinary Shares deemed outstanding (as defined below) immediately prior to such issue or sale plus the total number of Additional Ordinary Shares so issued. For the purposes of the preceding sentence, the number of Ordinary Shares deemed to be outstanding as of a given date shall be the sum of (A) the number of Ordinary Shares actually outstanding, (B) the number of Ordinary Shares into which the then outstanding Preferred Shares could be converted if fully converted on the day immediately preceding the given date, and (C) the number of Ordinary Shares which could be obtained through the exercise or conversion of all other rights, warrants, options and convertible securities on the day immediately preceding the given date.

(bb) For the purpose of making any adjustment required under this Section (c)(ix), the consideration received by the Company for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Ordinary Shares, Convertible Securities (as defined in subsection (c)(ix)(cc) below) or rights or options to purchase either Additional Ordinary Shares or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Ordinary Shares, Convertible Securities or rights or options.

(cc) For the purpose of the adjustment required under this Section (c)(ix)(cc), if the Company issues or sells any rights or options for the purchase of, or shares or other securities convertible into, Additional Ordinary Shares (such convertible shares or securities being herein referred to as “Convertible Securities”) and if the Effective Price of such Additional Ordinary Shares is less than the Conversion Price then in effect for any series of Preferred Shares, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Ordinary Shares issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such Additional Ordinary Shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Ordinary Shares on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price, as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Ordinary Shares so issued were the Additional Ordinary Shares, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Ordinary Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to conversions of Preferred Shares into Ordinary Shares, if any, effected prior to the date of such readjustment.

(dd) “Additional Ordinary Shares” shall mean all Ordinary Shares issued by the Company or deemed to be issued pursuant to this Section (c)(ix), whether or not subsequently reacquired or retired by the Company other than (A) Ordinary Shares issued upon conversion of Preferred Shares, (B) Ordinary Shares issued or issuable to employees, officers or directors of, or consultants or advisors to, the Company or any subsidiary pursuant to share purchase or share option plans or other arrangements approved by the Board, or upon exercise of options or similar rights granted to such parties pursuant to any such plan or arrangement, (C) Ordinary Shares issued pursuant to the exercise of options, warrants or other Convertible Securities outstanding as of the Original Issue Date, (D) Ordinary Shares and/or Convertible Securities issued in connection with an acquisition or similar business combination approved by the Board of Directors pursuant to Article 4 and other Articles hereof, and (E) Ordinary Shares and/or Convertible Securities the issuance of which is specifically excluded from the provisions of this Section (c)(ix) by unanimous vote or consent of the Board. The “Effective Price” of Additional Ordinary Shares shall mean the quotient determined by dividing the total number of Additional Ordinary Shares issued or sold or deemed to have been issued or sold by the Company under this Section (c)(ix), into the aggregate consideration received, or deemed to have been received by the Company for such issue under this Section (c)(ix), for such Additional Ordinary Shares.

(x) Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price pursuant to this Section (c), the Company, at its expense, shall, within five (5) days after the occurrence of the event giving rise to or resulting in such adjustment or readjustment pursuant to this Article, compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Shares affected by such adjustment or readjustment at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (aa) the consideration received or deemed to be received by the Company for any Additional Ordinary Shares issued or sold or deemed to have been issued or sold, (bb) the Conversion Price at the time in effect, (cc) the number of Additional Ordinary Shares and (dd) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Shares.

(xi) Notices of Record Date. Upon (aa) any taking by the Company of a record of the holders of any class of Shares for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (bb) any capital reorganization of the Company, any reclassification or recapitalization of the capital of the Company, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Shares at least twenty (20) days prior to the record date specified therein a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such reorganization, reclassification, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Ordinary Shares (or other securities) shall be entitled to exchange their Ordinary Shares (or other securities) for securities or other property deliverable upon such reorganization, reclassification, dissolution, liquidation or winding up.

(xii) Automatic Conversion. Each Series A Preferred Share, Series B Preferred Share and Series C Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for such series of Preferred Shares, immediately upon the earlier of (aa) the closing of an Initial Public Offering at a price per share that reflects a pre-offering valuation of the Company of not less than US$600,000,000, which valuation shall be calculated based on the midpoint of the per share price range specified in the preliminary prospectus for such public offering (“Qualified Public Offering”); or (bb) the date specified by written consent of the holders of more than 50% of the then outstanding shares of such series of Preferred Shares approving the conversion of all of the then outstanding shares of such series of Preferred Shares into Ordinary Shares; provided that the conversion of the Series C Preferred Shares into Ordinary Shares pursuant to foregoing clause (bb) shall require the written consent of the holders of at least two thirds ( 2/3) of the then outstanding Series C Preferred Shares. Each Series D Preferred Share shall automatically be converted into Ordinary Shares at the Conversion Price at the time in effect for the Series D Preferred Shares, immediately upon the earlier of (aa) the closing of a Qualified Public Offering or (bb) the date specified by written consent of the holders of at least two thirds ( 2/3) of the then outstanding shares of the Series D Preferred Shares approving the conversion of all of the then outstanding shares of such Series D Preferred Shares into Ordinary Shares. In such event, the affected Preferred Shares shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the Ordinary Shares issuable upon such conversion unless the certificates evidencing such Preferred Shares are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of Preferred Shares, the holders of Preferred Shares shall surrender the certificates representing such shares at the office of the Company or any transfer agent for Preferred Shares. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of Ordinary Shares into which the Preferred Shares surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section (c)(iv).

(xiii) Fractional Shares. No fractional Ordinary Shares shall be issued upon conversion of Preferred Shares. All Ordinary Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Ordinary Shares’ fair market value (as determined by the Board of Directors) on the date of conversion.

(xiv) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the shares of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purpose.

(xv) Notices. Any notice required by the provisions of this Section (c) shall be in writing and shall be deemed effectively given: (aa) upon personal delivery to the party to be notified; (bb) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (cc) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (dd) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(xvi) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which the Preferred Shares so converted were registered.

(d)	Voting Rights. The holder of each Preferred Share shall have the right to one vote for each Ordinary Share into which such Preferred Share could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Ordinary Shares, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders’ meeting in accordance with the articles of this Company, and shall be entitled to vote, together with holders of Ordinary Shares, with respect to any question upon which holders of Ordinary Shares have the right to vote at a class meeting of the Ordinary Shareholders. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(e)	Protective Provisions.

(i) Series A Preferred Shares. In addition to any other rights provided by law, so long as at least 6,450,000 Series A Preferred Shares (as adjusted for any Recapitalizations) shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding Series A Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series A Preferred Shares is then convertible, as adjusted from time to time pursuant to Section (c) hereof):

(aa) waive, amend, or repeal any provision of the Articles of Association if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series A Preferred Shares;

(bb) increase or decrease the authorized number of shares of Series A Preferred Shares; or

(cc) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Shares.

(ii) Series B Preferred Shares. In addition to any other rights provided by law, so long as at least 3,000,000 Series B Preferred Shares (as adjusted for any Recapitalizations) shall be outstanding, the Company (1) shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the outstanding Series B Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series B Preferred Shares is then convertible, as adjusted from time to time pursuant to Section (c) hereof) and (2) in the case of (aa), (cc), (dd), (ee) and (ff) below, shall procure that each of the other Group Members shall not, without obtaining the affirmative vote or written consent of the holders of at least a majority of the outstanding Series B Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series B Preferred Shares is then convertible, as adjusted from time to time pursuant to Section (c) hereof):

(aa) waive, amend, or repeal any provision of the articles of association or other charter documents of such Group Member if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series B Preferred Shares;

(bb) increase or decrease the authorized number of shares of Series B Preferred Shares;

(cc) create (by reclassification, merger or otherwise) any new class or series of shares having rights, preferences or privileges with respect to dividends, or payments upon liquidation senior to or on a parity with the Series B Preferred Shares or having voting rights other than those granted to the Preferred Shares generally;

(dd) take any action that would expose the holders of Series B Preferred Shares to more than a minimal risk of being subject to taxation under Section 305 of the United States Internal Revenue Code;

(ee) redeem or repurchase any of the Company’s shares or declare a dividend with respect to any such shares; provided, however, that this provision shall not apply to the Company’s redemption or repurchase of shares issued to or held by employees, officers, directors or consultants of the Company upon termination of their employment or services or pursuant to agreements providing for the right of such repurchase between the Company and such persons;

(ff) change the number of Directors constituting the full Board and the board of directors of each of the Offshore Group Members (as defined in the Series D Purchase Agreement); or

(gg) amend this Section (e)(ii).

(iii) Series C Preferred Shares. In addition to any other rights provided by law, so long as at least 3,000,000 of the Series C Preferred Shares issued on the Original Issue Date (as adjusted for any Recapitalizations) shall be outstanding, the Company (1) shall not, without first obtaining the affirmative vote or written consent of the holders of at least two thirds ( 2/3) of the outstanding Series C Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series C Preferred Shares is then convertible, as adjusted from time to time pursuant to Section (c) hereof), and (2) in the case of (aa), (cc), (dd), (ee) and (ff) below, shall procure that each of the other Group Members shall not, without obtaining the affirmative vote or written consent of the holders of at least two thirds ( 2/3) of the outstanding Series C Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series C Preferred Shares is then convertible, as adjusted from time to time pursuant to Section (c) hereof):

(aa) waive, amend, or repeal any provision of the articles of association or any other charter documents of such Group Member if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series C Preferred Shares;

(bb) increase or decrease the authorized number of shares of Series C Preferred Shares;

(cc) create (by reclassification, merger or otherwise), offer or issue any new class or series of shares, or any securities or rights to acquire or convert into any such class or series of shares, having rights, preferences or privileges (including but not limited to with respect to dividends or payments upon liquidation) senior to or on a parity with the Series C Preferred Shares or having voting rights other than those granted to the Preferred Shares generally;

(dd) take any action that would expose the holders of Series C Preferred Shares to more than a minimal risk of being subject to taxation under Section 305 of the United States Internal Revenue Code;

(ee) declare a dividend with respect to any of its shares or any other payment to the holders of its shares in their capacity as shareholders out of distributable profits or reserves of the relevant Group Member;

(ff) change the number of Directors constituting the full Board and the board of directors of each of the Offshore Group Members (as defined in the Series D Purchase Agreement); or

(gg) amend this Section (e)(iii).

(iv) Series D Preferred Shares. In addition to any other rights provided by law, so long as at least 3,000,000 of the Series D Preferred Shares issued on the Original Issue Date (as adjusted for any Recapitalizations) shall be outstanding, the Company (1) shall not, without first obtaining the affirmative vote or written consent of the holders of at least two thirds ( 2/3) of the outstanding Series D Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series D Preferred Shares is then convertible, as adjusted from time to time pursuant to Section (c) hereof), and (2) in the case of (aa), (cc), (dd), (ee) and (ff) below, shall procure that each of the other Group Members shall not, without obtaining the affirmative vote or written consent of the holders of at least two thirds ( 2/3) of the outstanding Series D Preferred Shares voting as a separate class (based on the number of Ordinary Shares into which each holder’s Series D Preferred Shares is then convertible, as adjusted from time to time pursuant to Section (c) hereof):

(aa) waive, amend, or repeal any provision of the articles of association or any other charter documents of such Group Member if such action would adversely alter or change the rights, preferences or privileges of, or the restrictions provided for the benefit of, the Series D Preferred Shares;

(bb) increase or decrease the authorized number of shares of Series D Preferred Shares;

(cc) create (by reclassification, merger or otherwise), offer or issue any new class or series of shares, or any securities or rights to acquire or convert into any such class or series of shares, having rights, preferences or privileges (including but not limited to with respect to dividends or payments upon liquidation) senior to or on a parity with the Series D Preferred Shares or having voting rights other than those granted to the Preferred Shares generally;

(dd) take any action that would expose the holders of Series D Preferred Shares to more than a minimal risk of being subject to taxation under Section 305 of the United States Internal Revenue Code;

(ee) declare a dividend with respect to any of its shares or any other payment to the holders of its shares in their capacity as shareholders out of distributable profits or reserves of the relevant Group Member;

(ff) change the number of Directors constituting the full Board and the board of directors of each of the Offshore Group Members (as defined in the Series D Purchase Agreement); or

(gg) amend this Section (e)(iv).

(f)	Status of Converted Shares. No Preferred Shares acquired by the Company by reason of purchase, conversion, redemption or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares that the Company shall be authorized to issue.

(g)	Consent for Certain Repurchases of Ordinary Shares Deemed to be Distributions. Each holder of Preferred Shares shall be deemed to have consented to distributions made by the Company in connection with the repurchase of Ordinary Shares issued to or held by employees or consultants upon termination of their employment or services pursuant to agreements providing for such right of repurchase between the Company and such persons.

52.	Power to issue Shares

(1) The Board shall, in connection with the issue of any Share, have the power to pay such commission and brokerage as may be permitted by law.

(2) The Company may from time to time do any one or more of the following things:

(a)	make arrangements on the issue of Shares for a difference between the Members in the amounts and times of payments of calls on their Shares;

(b)	accept from any Member the whole or a part of the amount remaining unpaid on any Shares held by him, although no part of that amount has been called up;

(c)	pay dividends in proportion to the amount paid up on each Share where a larger amount is paid up on some Shares than on others; and

(d)	issue its Shares in fractional denominations and deal with such fractions to the same extent as its whole Shares and Shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole Shares including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding up.

53.	Alteration of Capital

(1) Subject to the Law, Article 4 and Article 51(3)(e), the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to increase its share capital by new shares of such amount as it thinks expedient or, if the Company has Shares without par value, increase its share capital by such number of Shares without nominal or par value, or increase the aggregate consideration for which its Shares may be issued, as it thinks expedient.

(2) Subject to the Law, Article 4 and Article 51(3)(e), the Company may from time to time by ordinary resolution alter the conditions of its Memorandum of Association to:

(a)	consolidate and divide all or any class of Shares into a larger number of Shares than its existing number of Shares;

(b)	subdivide its Shares or any of them into a smaller number of Shares than that fixed by the Memorandum of Association; or

(c)	cancel Shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of Shares without par value, diminish the number of Shares into which its capital is divided.

(3) For the avoidance of doubt it is declared that paragraph (2) above does not apply if at any time the Shares have no par value.

(4) Subject to the Law, Article 4 and Article 51(3)(e), the Company may from time to time by special resolution reduce its share capital in any way or, subject to Article 53(1) and (2), alter any conditions of its Memorandum of Association relating to share capital.

54.	Alteration of registered office, name and objects

Subject to the Law, the Company may by resolution of its Directors change the location of its Registered Office.

Subject to the Law, the Company may from time to time by special resolution change its name or alter its objects or make any other alteration to its Memorandum of Association for which provision has not been made elsewhere in these Articles.

55.	Variation of Rights

Subject to Article 51, if at any time the share capital is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound-up, be varied with the consent in writing of the holders of 50% of the issued Shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the Shares of the class. The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

56.	Registered holder of Shares

(1) The Company shall be entitled to treat the registered holder of any Share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable or other claim to, or interest in, such Share on the part of any other person.

(2) No person shall be entitled to recognition by the Company as holding any Share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or any other right in respect of any Share except an absolute right to the entirety of the Share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a Share, then, except as aforesaid:

(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the Share or Shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the Shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the Share or Shares concerned.

(3) Any dividend, interest or other moneys payable in cash in respect of Shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members or, in the case of joint holders, to such address of the holder first named in the Register of Members, or to such person and to such address as the holder or joint holders may in writing direct. If two or more persons are registered as joint holders of any Shares any one can give an effectual receipt for any dividend paid in respect of such Shares.

57.	Death of a joint holder

Where two or more persons are registered as joint holders of a Share or Shares then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said Share or Shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

58.	Share certificates

(1) Every Member shall be entitled to a certificate under the seal of the Company (or a facsimile thereof) specifying the number and, where appropriate, the class of Shares held by such Member and whether the same are fully paid up and, if not, how much has been paid thereon. The Board may by resolution determine, either generally or in a particular case, that any or all signatures on certificates may be printed thereon or affixed by mechanical means.

(2) If any such certificate shall be proved to the satisfaction of the Board to have been worn out, lost, mislaid or destroyed the Board may cause a new certificate to be issued and request an indemnity for the lost certificate if it sees fit.

(3) Share certificates may not be issued in bearer form.

59.	Calls on Shares

(1) The Board may from time to time make such calls as it thinks fit upon the Members in respect of any monies unpaid on the Shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

(2) The Board may, on the issue of Shares, differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

60.	Forfeiture of Shares

(1) If any Member fails to pay, on the day appointed for payment thereof, any call in respect of any Share allotted to or held by such Member, the Board may, at any time thereafter during such time as the call remains unpaid, direct the Secretary to forward to such Member a notice in the form, or as near thereto as circumstances admit, of Form “B” in the Schedule hereto.

(2) If the requirements of such notice are not complied with, any such Share may at any time thereafter before the payment of such call and the interest due in respect thereof be forfeited by a resolution of the Board to that effect, and such Share shall thereupon become the property of the Company and may be disposed of as the Board shall determine.

(3) A Member whose Share or Shares have been forfeited as aforesaid shall, notwithstanding such forfeiture, be liable to pay to the Company all calls owing on such Share or Shares at the time of the forfeiture and all interest due thereon.

REGISTER OF MEMBERS

61.	Contents of Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:

(a)	the name and address of each Member, the number and, where appropriate, the class of Shares held by such Member and the amount paid or agreed to be considered as paid on such Shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.

62.	Determination of record dates

Notwithstanding any other provision of these Articles, the Board may fix any date as the record date for:

(a)	determining the Members entitled to receive any dividend; and

(b)	determining the Members entitled to receive notice of and to vote at any general meeting of the Company.

but, unless so fixed, the record date shall be as follows:

(a)	as regards the entitlement to receive notice of a meeting or notice of any other matter, the date of despatch of the notice;

(b)	as regards the entitlement to vote at a meeting, and any adjournment thereof, the date of the original meeting;

(c)	as regards the entitlement to a dividend or other distribution, the date of the Directors’ resolution declaring the same.

TRANSFER OF SHARES

63.	Instrument of transfer

(1) An instrument of transfer shall be in the form or as near thereto as circumstances admit of Form “C” in the Schedule hereto or in such other common form as the Board may accept. Such instrument of transfer shall be signed by or on behalf of the transferor and transferee provided that, in the case of a fully paid Share, the Board may accept the instrument signed by or on behalf of the transferor alone. The transferor shall be deemed to remain the holder of such Share until the same has been transferred to the transferee in the Register of Members.

(2) The Board may refuse to recognise any instrument of transfer unless it is accompanied by the certificate in respect of the Shares to which it relates and by such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer.

64.	Restriction on transfer

(1) At any time on or prior to December 31, 2010, the Board may in its absolute discretion and without assigning any reason therefor refuse to register the transfer of a Share; provided, however that the Board shall not pursuant to this Article 64(1) refuse to register (i) the transfer of a Share by a shareholder that is a corporation to its parent or its 100% owned subsidiary, (ii) in case of a Macquarie Related Party, the transfer of a Share by a Macquarie Related Party to another Macquarie Related Party, (iii) in case of an Actis Related Party, the transfer of a Share by an Actis Related Party to another Actis Related Party or (iv) in case of a GLAM Related Party, the transfer of a Share by a GLAM Related Party to another GLAM Related Party. Notwithstanding the foregoing, at any time (including without limitation after December 31, 2010), the Board may refuse to register the transfer of a Share to any Competitor (as defined below). Subject to the foregoing, the Board shall take all such necessary actions to register any transfer of a Share that is effected in accordance with the provisions of these Articles and the Third Amended and Restated Investor Rights Agreement among the Company and other parties named therein. The provisions of this Article 64(1) shall terminate and be of no further force or effect upon the closing of a Qualified Public Offering.

For the purpose of this Article 64:

“Actis Related Party” means: (i) any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by an entity in the Actis Group (“Actis Fund(s)”); (ii) any investor or participant in an Actis Fund; (iii) any incorporated body or unincorporated body wholly owned by Actis Fund(s); (iv) any member of the Actis Group; (v) any officer, employee or partner of any member of the Actis Group; and (vi) any nominee, trustee or custodian of any person referred to in (i) to (v).

“Actis Group” means: (i) Actis LLP; and (ii) any unincorporated body, body corporate or partnership which is its subsidiary, subsidiary undertaking or holding company or parent undertaking or other Affiliates and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of its holding company or parent undertaking or other Affiliates.

“Competitor” means (i) the following entities (the “Competing Entities”) that conduct the business of providing (a) online and offline tutoring and education to students preparing for primary school, middle school, PRC national university admission examinations and vocational education, and (b) primary school, middle school and college education, in each case in the People’s Republic of China (the “Business”) and (ii) any fund, investment vehicle, entity or person that owns or beneficially owns directly or indirectly more than twenty percent (20%) (on a fully diluted and as converted basis) of the voting securities or voting interests of any of the Competing Entities; provided, that in June 2009 and once every six months thereafter, the Board acting in good faith shall review and, if the Board acting in good faith so determines, update the list of Competing Entities by (1) deleting from the list those entities that no longer conduct the Business and are no longer a competitor of the Company, and (2) inserting in the list any entity that conducts the Business and is a competitor of the Company: (a) New Oriental Education and Technology Group, (b) Juren Education Group, (c) ChinaEdu Corporation, (d) China Distance Education Holding Limited, (e) ATA Inc., and (f) Noah Education Holding Co., Ltd.

“GLAM Related Party” means: (i) any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by an entity in the GLAM Group (“GLAM Fund(s)”); (ii) any investor or participant in a GLAM Fund; (iii) any incorporated body or unincorporated body wholly owned by GLAM Fund(s); (iv) any member of the GLAM Group; (v) any officer, employee or partner of any member of the GLAM Group; and (vi) any nominee, trustee or custodian of any person referred to in (i) to (v).

“GLAM Group” means: (i) GLAM; and (ii) any unincorporated body, body corporate or partnership which is its subsidiary, subsidiary undertaking or holding company or parent undertaking or other Affiliates and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of its holding company or parent undertaking or other Affiliates.

“Macquarie Related Party” means: (i) any fund, investment vehicle or other entity formed or incorporated in any jurisdiction which is managed or advised by an entity in the Macquarie Group (“Macquarie Fund(s)”); (ii) any investor or participant in a Macquarie Fund; (iii) any incorporated body or unincorporated body wholly owned by Macquarie Fund(s); (iv) any member of the Macquarie Group; (v) any officer, employee or partner of any member of the Macquarie Group; and (vi) any nominee, trustee or custodian of any person referred to in (i) to (v).

“Macquarie Group” means: (i) Macquarie Group Limited; and (ii) any unincorporated body, body corporate or partnership which is its subsidiary, subsidiary undertaking or holding company or parent undertaking or other Affiliates and each unincorporated body, body corporate or partnership which is a subsidiary or subsidiary undertaking of its holding company or parent undertaking or other Affiliates.

The terms “holding company”, “subsidiary” and “subsidiary undertaking” shall have the meanings contained in the English Companies Act 2006.

(2) If the Board refuses to register a transfer of any Share the Secretary shall, within three months after the date on which the transfer was lodged with the Company, send to the transferor and transferee notice of the refusal.

65.	Transfers by joint holders

The joint holders of any Share or Shares may transfer such Share or Shares to one or more of such joint holders, and the surviving holder or holders of any Share or Shares previously held by them jointly with a deceased Member may transfer any such Share to the executors or administrators of such deceased Member.

TRANSMISSION OF SHARES

66.	Representative of deceased Member

In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the Shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any Share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member or such other person as the Board may in its absolute discretion decide as being properly authorised to deal with the Shares of a deceased Member.

67.	Registration on death or bankruptcy

Any person becoming entitled to a Share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such Share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in the form, or as near thereto as circumstances admit, of Form “D” in the Schedule hereto. On the presentation thereof to the Board, accompanied by such evidence as the Board may require to prove the title of the transferor, the transferee shall be registered as a Member but the Board shall, in either case, have the same right to decline or suspend registration as it would have had in the case of a transfer of the Share by that Member before such Member’s death or bankruptcy, as the case may be.

DIVIDENDS AND OTHER DISTRIBUTIONS

68.	Declaration of dividends by the Board

(1) The Board may, subject to Article 4 and Article 51(3)(e) declare a dividend to be paid to the Members, in proportion to the number of Shares held by them and paid up by them, and such dividend may be paid in cash or wholly or partly in specie in which case the Board may fix the value for distribution in specie of assets.

(2) Dividends may be declared and paid out of the profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. With the sanction of an ordinary resolution dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

(3) No dividend shall bear interest against the Company.

(4) Subject to Articles 4 and 51(3)(e), with the sanction of an ordinary resolution of the Company, the Directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the foregoing generally but subject to Articles 4 and 51(3)(e), the Directors may fix the value of such specific assets, may determine that cash payments shall be made to some members in lieu of specific assets and may vest any such specific assets in trustees on such terms as the Directors think fit.

69.	Other distributions and reserve fund

(1) Subject to Articles 4 and 51(3)(e), the Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company.

(2) Subject to Articles 4 and 51(3)(e), the Board may from time to time before declaring a dividend set aside, out of the surplus or profits of the Company, such sum as it thinks proper as a reserve fund to be used to meet contingencies or for equalising dividends or for any other special purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

70.	Deduction of Amounts due to the Company

Subject to Articles 4 and 51(3)(e), the Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

CAPITALISATION

71.	Issue of bonus shares

(1) Subject to Articles 4 and 51(3)(e), the Board may resolve to capitalise any part of the amount for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued Shares to be allotted as fully paid bonus shares pro rata to the Members.

(2) Subject to Articles 4 and 51(3)(e), the Board may resolve to capitalise any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid Shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.

DRAG-ALONG RIGHTS

72.	Drag-Along Rights

Subject to the provisions of the Articles, if, prior to the closing of any Qualified Public Offering, (1) holders of a majority of the aggregate number of the Company’s outstanding Ordinary Shares, voting as a separate class, (2) holders of at least eighty percent (80%) of the aggregate number of the Company’s outstanding Series B Preferred Shares, voting as a separate class, (3) holders of a majority of the aggregate number of the Company’s outstanding Series C Preferred Shares, voting as a separate class, and (4) holders of at least two thirds ( 2/3 ) of the aggregate number of the Company’s outstanding Series D Preferred Shares, voting as a separate class (collectively, the “Approving Members”), vote in favor of, otherwise consent in writing to, and/or otherwise agree in writing to sell or transfer all of their shares in any Acquisition Transaction or Sale of Assets (each as defined below), in each case reflecting a pre-transaction valuation of the Company of not less than US$600,000,000 or such lower amount as consented by the holders of at least two thirds ( 2/3) of the outstanding Series C Preferred Shares and the holders of at least two thirds ( 2/3) of the outstanding Series D Preferred Shares, then the Company shall promptly notify each of the remaining members (“Remaining Members”) in writing of such vote, consent and/or agreement and the material terms and conditions of such Acquisition Transaction or Sale of Assets, whereupon each Remaining Member shall, in accordance with instructions received from the Company, vote all of its Shares in favor of, consent in writing to, and/or otherwise sell or transfer all of its Shares in such Acquisition Transaction or Sale of Assets (including without limitation tendering original share certificates for transfer, signing and delivering share transfer certificates, share sale or exchange agreements, and certificates of indemnity relating to any Shares in the event that such Remaining Member has lost or misplaced the relevant share certificate) on the same terms and conditions as were agreed to by the Approving Members; provided, however, that such terms and conditions, including with respect to price paid or received per Share, may differ as between the Ordinary Shares and the Preferred Shares and different series of Preferred Shares. As used herein, an “Acquisition Transaction” means any consolidation, merger, amalgamation, sale or transfer of the Company’s outstanding Shares or other corporate reorganization in which Members immediately prior to such reorganization, merger or consolidation, sale or transfer of Shares or similar transaction do not (by virtue of their ownership of securities of the Company immediately prior to such transaction(s)) beneficially own Shares possessing a majority of the voting power of the surviving company or companies immediately following such transaction. As used herein, a “Sale of Assets” means any sale of all or substantially all of the Company’s assets. In furtherance of the foregoing, each of the members of the Board is hereby expressly authorized by each Remaining Member to take any or all of the following actions on such Remaining Member’s behalf (without receipt of any further consent by such Remaining Member): (1) as proxy for such Remaining Member, vote all of the Shares of such Remaining Member in favor of any such Acquisition Transaction or Sale of Assets; (2) otherwise consent on such Remaining Member’s behalf to such Acquisition Transaction or Sale of Assets; (3) sell all of such Remaining Member’s Shares in such Acquisition Transaction or Sale of Assets, in accordance with the terms and conditions of this Article 72; and/or (4) act as the Remaining Member’s attorney-in-fact in relation to any such Acquisition Transaction or Sale of Assets and have the full authority to sign and deliver, on behalf of such Remaining Member, share transfer certificates, share sale or exchange agreements and certificates of indemnity relating to any Shares in the event that such Remaining Member has lost or misplaced the relevant share certificate. Notwithstanding the foregoing provisions of this Article 72, the Remaining Members shall not be obligated to vote, consent and/or sell their Shares in connection with any such Acquisition Transaction or Sale of Assets to the extent that all of the Approving Members do not also do so with respect to all of the applicable class or series of Shares held by them.

SHARE PREMIUM ACCOUNT

73.	Share Premium Account

Subject to any direction from the Company in general meeting and Articles 4 and 51(3)(e), the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account, save that unless expressly authorised by other provisions of these Articles the sanction of an ordinary resolution shall be required for any application of the share premium account in paying dividends to members.

ACCOUNTS AND FINANCIAL STATEMENTS

74.	Records of account

(1) The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:

(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	the assets and liabilities of the Company.

Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if these are not kept such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions at such place as the Board thinks fit.

(2) No Member (not being a Director) shall have any right of inspecting any account or book or document of the Company; provided that any Member holding at least 1,500,000 Preferred Shares or Ordinary Shares issued upon conversion of such Preferred Shares shall have the right to make reasonable request for inspection of such account or book or document.

(3) Subject to any waiver by the Company in general meeting of the requirements of this Article, the Directors shall lay before the Company in general meeting, or circulate to members, financial statements in respect of each financial year of the Company, consisting of:

(a)	a profit and loss account giving a true and fair view of the profit or loss of the Company for the financial year; and

(b)	a balance sheet giving a true and fair view of the state of affairs of the Company at the end of the financial year;

together with a report of the Board reviewing the business of the Company during the financial year. The financial statements and the Directors’ report, together with the auditor’s report, if any, shall be laid before the Company in general meeting, or circulated to members, no later than 180 days after the end of the financial year.

(4) The financial year end of the Company shall be the December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.

AUDIT

75.	Appointment of Auditor

(1) The Company may in general meeting appoint Auditors to hold office for such period as the Members may determine. Such Auditor may be a Member but no Director, Officer or employee of the Company shall, during his or her continuance in office, be eligible to act as an Auditor of the Company.

(2) Whenever there are no Auditors appointed as aforesaid the Directors may appoint Auditors to hold office for such period as the Directors may determine or earlier removal from office by the Company in general meeting. Unless fixed by the Company in general meeting the remuneration of the Auditors shall be as determined by the Directors.

(3) The Auditors shall make a report to the Members on the accounts examined by them and on every set of financial statements laid before the Company in general meeting, or circulated to Members, pursuant to this Article during the Auditors’ tenure of office.

(4) The Auditors shall have right of access at all times to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditors think necessary for the performance of the Auditors’ duties; and, if the Auditors fail to obtain all the information and explanations which, to the best of their knowledge and belief, are necessary for the purposes of their audit, they shall state that fact in their report to the Members.

(5) The Auditors shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by them are to be laid before the Company and to make any statement or explanation they may desire with respect to the financial statements.

(6) The financial statements provided for by these Articles shall be audited by the Auditor in accordance with generally accepted auditing standards. The Auditor shall make a written report thereon in accordance with generally accepted auditing standards and the report of the Auditor shall be submitted to the Members in general meeting.

NOTICES

76.	Notices to Members of the Company

A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by mail, courier service, cable, telex, telecopier, facsimile or other mode of representing words in a legible and non-transitory form.

77.	Notices to joint Members

Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

78.	Service and delivery of notice

Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile or other method as the case may be.

SEAL OF THE COMPANY

79.	The seal

(1) The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

(2) Notwithstanding the foregoing the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

(3) The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face the name of the country, territory, district or place where it is to be used.

WINDING-UP

80.	Winding-up/distribution by liquidator

(1) Subject to Articles 4 and 51(3)(e), the Company may be voluntarily wound-up by a special resolution of Members.

(2) Subject to Article 51(3)(b), if the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he or she deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

ALTERATION OF ARTICLES

81.	Alteration of Articles

Subject to the Law and Article 51(3)(e), the Company may from time to time by special resolution alter or amend these Articles in whole or in part.

AMBOW EDUCATION HOLDING LTD.

SCHEDULE - FORM “A” (Article 49)

PROXY LIMITED TO ONE MEETING

I/We                                                                                                                                                                              [name]

the holder of                                                                                                                                                     [number] shares

hereby appoint                                                                                                                                                                         [proxy]

of                                                                                                                                                                              [address]

or failing whom                                                                                                                                                             [proxy]

of                                                                                                                                                                              [address]

to be my/our proxy to vote on me/our behalf at the annual/extraordinary general meeting of the Members of the Company to be held on the      day of                      200    , and at any adjournment thereof.

Unless otherwise instructed with respect to any particular resolution(s) the proxy will vote or abstain as he thinks fit.

AS WITNESS my/our hand(s) this      day of                      200

SIGNED by

(Signature(s) of shareholder(s))

(Witness)

AMBOW EDUCATION HOLDING LTD.

SCHEDULE - FORM “B” (Article 60)

FORFEITURE OF SHARES

You have failed to pay the call of [amount of call] made on the      day of                     , 200     last, in respect of the [number] share(s) [numbers in figures] standing in your name in the Register of Members of the Company, on the      day of                     , 200     last, the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of              per annum computed from the said      day of                     , 200     last, on or before the      day of                     , 200     next at the place of business of the said Company the share(s) will be liable to be forfeited.

Dated this      day of                     , 200

[Signature of Secretary]
By order of the Board

AMBOW EDUCATION HOLDING LTD.

SCHEDULE - FORM “C” (Article 63)

TRANSFER OF SHARES

I/We                                                                                                                                                     [the transferor]

in consideration of                                                                                                                                         [amount]

DO HEREBY TRANSFER TO                                                                                                            [the transferee]

of                                                                                                                                                                     [address]

                                                                                                                                            [number and class of shares]

in the Company represented by the attached/within certificate.

AS WITNESS my/our hand(s) the      day of                      200

SIGNED by the above-named transferor(s)

in the presence of:

(Signature of Transferor(s))

(Witness)

(Signature of Transferee(s))

(Witness)

AMBOW EDUCATION HOLDING LTD.

SCHEDULE - FORM “D” (Article 67)

Transfer by personal representatives

I/We having become entitled in consequence of the death of (name of deceased shareholder)                      to (number)                      share(s) comprised in certificate(s) numbered                      standing in the Register of Members of                      in the name of the said deceased shareholder, instead of being registered myself/ourselves in consideration of the sum of (state total consideration)                      paid to me/us by name(s) of transferee(s)                      of (address(es)                      (hereinafter called “the transferee(s)”) do hereby transfer to the transferee(s) (number and class of shares transferred)                      share(s) in the said Company subject to the several conditions on which the same were held immediately before the execution hereof; and I/We the transferee(s) do hereby agree to take the said share(s) hereby transferred subject to the conditions aforesaid.

AS WITNESS my/our hand(s) the      day of                      200

SIGNED by the above-named person(s)

entitled in the presence of:

(Signatures of person(s) entitled)

SIGNED by the above-named Transferee(s) in the presence of:

(Signature(s) of Transferee(s))